Exhibit 10.1

FINANCIAL PARTICIPATION AGREEMENT

            This Financial Participation Agreement (the "Agreement") is made and entered into on this the 6th day of August, 2013, with an effective date of May 31, 2013 (the "Effective Date"), by and between Rango Energy, Inc., a Nevada corporation, referred to herein as ("Rango") and Capistrano Capital, LLC, referred to herein as ("Capistrano") (each a "Party" and collectively the "Parties").

            WHEREAS, Rango is a publicly traded oil and gas exploration company who has entered into a Drilling Participation Agreement, as set forth on Exhibit A, with Hangtown Energy, Inc. ("HEI"), a private oil and gas company active in the exploration and development of various oil and gas leasehold interests located in the San Joaquin Valley and Ventura Basins in California; and,

            WHEREAS, Rango is seeking a financial partner for the drilling of specific prospects located on said properties; and,

            WHEREAS, Capistrano is a private corporation interested in funding oil and gas drilling operations in North America and Capistrano desires to financially participate in the drilling of specific prospects located on Rango's interests in California; and

            WHEREAS, Capistrano has identified the following drilling opportunity on Rango's interests in the San Joaquin Basin at the Kettleman Middle Dome and the Kettleman Dome Extension Program projects, (collectively herein referred to as "KMD"), namely the KMD 17-18 Well, to financially participate in; and,

            WHEREAS, the Parties desire to enter into this Agreement and Capistrano shall finance the drilling and completion of the KMD 17-18 Well at the KMD up to US$6.5 million as a financial participant with Rango; and,

            NOW, THEREFORE, as of the Effective Date, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree as follows:

Agreement:

            FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, HEI and Rango hereby act, agree and covenant as follows:

Section 1. Representations of Rango. Rango represents to Capistrano that:

            (a)       Rango is a corporation, duly formed and legally existing under the laws of the State of Nevada. Rango has full power to enter into and perform its obligations under this Agreement and has taken all appropriate action to authorize entering into this Agreement and performance of its obligations hereunder. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any material agreement or instrument to which Rango is a party or by which Rango interests are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Rango or to Rango's interests. This Agreement constitutes the legal, valid and binding obligation of Rango, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

            (b)       There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to the best of Rango's knowledge, threatened) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

THE EXPRESS REPRESENTATIONS OF RANGO CONTAINED IN THIS SECTION OR IN ANY ASSIGNMENT EXECUTED PURSUANT HERETO ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND RANGO EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. RANGO MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INTERPRETATIONS, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO CAPISTRANO IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO SEISMIC OR GEOLOGICAL MATTERS, PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE RANGO INTERESTS OR THE ABILITY OR POTENTIAL OF THE RANGO INTERESTS TO PRODUCE HYDROCARBONS OR ANY OTHER MATTERS CONTAINED IN THE PROPRIETARY DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO CAPISTRANO BY RANGO OR BY RANGO'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY RANGO OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO CAPISTRANO ARE PROVIDED TO CAPISTRANO AS A CONVENIENCE ONLY AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST RANGO AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT CAPISTRANO'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

Section 2. Representations of Capistrano. Capistrano represents to Rango that:

            (a)       Capistrano is a corporation, duly formed and legally existing under the laws of the State of California. Capistrano has full power to enter into and perform its obligations under this Agreement and has taken all appropriate action to authorize entering into this Agreement and performance of its obligations hereunder. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any material default under any material agreement or instrument to which Capistrano is a party or by which the Capistrano is bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Capistrano. This Agreement constitutes the legal, valid and binding obligation of Capistrano, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

            (b)       There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to the best of Capistrano's knowledge, threatened) which affect the execution and delivery of this Agreement.

            (c)       Capistrano is a knowledgeable purchaser of oil and gas properties, has the ability to evaluate (and in fact has had, and will continue to have, during the term of this Agreement, the opportunity to evaluate) the Rango interest for financial participation, and is financially participating in Rango's interests in the KMD 17-18 Well hereunder for its own account and not with the present intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules, or regulations.

Section 3. Well Cost Payment Obligations.

            Capistrano will adhere to the following cost payment obligations for the KMD 17-18 Well:

            (a)       Capistrano shall tender payment to the account of HEI for the KMD 17-18 Well as follows:

(i)       $580,000 on or before May 31, 2013;

(ii)      $580,000 on or before June 7, 2013; and,

(iii)     payments in amounts invoiced by HEI, to be tendered by Capistrano to the account of HEI within five (5) business days of receipt of such invoices until the total well cost has been paid or a cumulative US$6.5 million has been tendered.

            (b)       Capistrano understands and agrees that it shall provide funding to cover up to US$6.5 million of the cost to complete the KMD 17-18 Well.

            (c)       With respect to the payments made by Capistrano for the KMD 17-18 Well described in 3(a) above, Capistrano will be considered in default of this Agreement if it fails to make the payments to the account of HEI within twenty-four (24) hours of the specified time due date noted above in 3(a)(i) and (ii); or in the case for subsequent payments, as noted in 3(a) (iii) above, twenty-four (24) hours after the five (5) day calendar due date from when an HEI invoice is presented to Capistrano. Should Capistrano fail to cure any such default within three (3) calendar days of notice of such breach from Rango, Capistrano shall limit their Financial Participation Payout to the cumulative payments tendered to the account of HEI and forfeit all rights to the Net Revenue Interest described below in Section 4, unless expressly waived by Rango.

Section 4. Financial Participation Payout.

            When cumulative payments tendered by Capistrano for the KMD 17-18 Well equals US$6.5 million or equals the cumulative expenditures to complete the KMD 17-18 Well if less than US$6.5 million, Financial Participation Payout will have been achieved by CAPISTRANO for the KMD 17-18 Well. Capistrano's Financial Participation Payout on the KMD 17-18 Well will be calculated as follows:

            (a)        Capistrano shall earn 135% of the total payments tendered by Capistrano to the account of HEI for the completion of the KMD 17-18 Well.

Financial Participation Payout Schedule:

(i)       One third (1/3) of the Financial Participation Payout due on the one (1) year anniversary of the completion of the KMD 17-18 Well, or sooner at the discretion of Rango.

(ii)      One third (1/3) of the Financial Participation Payout due on the two (2) year anniversary of the completion of the KMD 17-18 Well, or sooner at the discretion of Rango.

(iii)     One third (1/3) of the Financial Participation Payout due on the three (3) year anniversary of the completion of the KMD 17-18 Well, or sooner at the discretion of Rango.

            (b)       In addition, Capistrano shall earn a 1% Net Revenue Interest, based on Rango's interest as per Rango's Drilling Participation Agreement with HEI, from the production of the KMD 17-18 Well for the lesser of a period of 10 years or the life of the well.

Section 5. Plugging and Abandonment of the KMD 17-18 Well.

            In the event that prior to the completion of the KMD 17-18 Well, Rango encounters problems that, in Rango's discretion, make it unreasonable to continue drilling and/or completion operations for such the KMD 17-18 Well, then Rango shall either:

            (a) Plug and abandon such well and commence operations in the same Project Area for a replacement well within 90 calendar days of such plugging; or

            (b) Plug and abandon such Initial Well and not commence a replacement well.

            In the event that Rango elects 4(a) above, Capistrano shall have an election to participate in the replacement well which must be sent by Capistrano and received by Rango within seventy-two (72) hours of Capistrano's receipt of Rango's written proposal to drill the replacement well; provided however, that in the event that Capistrano does not elect to participate in the replacement well, Capistrano shall forfeit all rights to any Financial Participation Payout, as outlined in Sections 4(a) and (b) above.

            In the event that Capistrano elects to participate in the replacement Well, the replacement Well shall be considered to be a continuation of the abandoned KMD 17-18 Well and Capistrano's interest in all of the costs and expenses incurred to attempt to drill and/or complete the KMD 17-18 Well, together with all of the costs incurred to plug and abandon the KMD 17-18 Well and all of the costs and expenses incurred to drill and complete the replacement Well shall be considered Capistrano payments tendered for the applicable Well for purposes of the Financial Participation Payout calculation for the Well outlined in Section 4 above.

Section 6. Notices.

            All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telex or telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Rango:

Rango Energy, Inc.
400 S. Zang Blvd. Suite 812
Dallas, Texas 75208
Attention: Harpreet Sangha

If to Capistrano:

Capistrano Capital, LLC
2107 Yacht Daphne
Newport Beach, CA 92660
Attention: Donald Danks

and shall be considered delivered on the date of receipt. Either Rango or Capistrano may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least two (2) business days prior to the effective date of such change of address.

Section 7. Survival of Provisions.

            All representations, warranties and indemnifications made herein by Rango or Capistrano shall survive in perpetuity the expiration of the Agreement Term.

Section 8. Disclaimer.

            The liabilities of the parties hereunder shall be several, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed as creating, a joint venture, partnership, tax or other partnership or association or to render the parties liable as partners.

Section 9. Miscellaneous Matters.

            (a)       Each Party shall bear and pay all expenses (including without limitation attorneys' fees) incurred by it in connection with the transaction contemplated by this Agreement.

            (b)       This Agreement contains the entire understanding of the Parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the Parties with respect to such subject matter. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

            (c)       This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the Party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

            (d)       THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT THAT, TO THE EXTENT THAT THE LAW OF CALIFORNIA, WHERE THE HEI PROPERTIES ARE LOCATED, NECESSARILY GOVERNS, THE LAW OF CALIFORNIA SHALL APPLY. JURISDICTION AND VENUE SHALL BE IN THE COUNTY WHERE THE AFFECTED RANGO INTEREST IS LOCATED IN CALIFORNIA.

            (e)       This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Capistrano and Rango to sign the same counterpart and signature pages from different counterparts may be combined to form masters of this Agreement. This Agreement is executed by the parties hereto on the date set forth beneath the signature of each but is effective for reference and all other purposes as of May 31, 2013.

Accepted and Agreed to:

Capistrano Capital, LLC

/s/ Donald Danks
By: Donald Danks
Its: Managing Director

Rango Energy, Inc.

/s/ Harpreet Sangha
By: Harpreet Sangha
Its: Chief Executive Officer